LightPath Technologies Announces Fiscal 2015 Second Quarter Financial Results

ORLANDO, FL -- (Marketwired - February 05, 2015) - LightPath Technologies, Inc. (NASDAQ: LPTH) ("LightPath," the "Company" or "we"), a leading vertically integrated global manufacturer, distributor and integrator of proprietary optical components and high-level assemblies, today announced financial results for the fiscal 2015 second quarter ended December 31, 2014.

Second Quarter Fiscal 2015 Highlights:

  12-month backlog increased approximately 5% to $5.59 million at December 31, 2014 from September 30, 2014 and up approximately 8% from December 31, 2013.
  Revenue for the second quarter of fiscal 2015 increased 15% to approximately $3.4 million compared to approximately $2.9 million for the second quarter of fiscal 2014.
  Infrared revenues increase by more than 180% in the second quarter of fiscal 2015 compared to the second quarter of fiscal 2014.
  Non-cash income of approximately $535,000, in the fiscal 2015 second quarter, related to the change in the fair value of warrant liability, up from non-cash expense of approximately $35,000 in same period of fiscal 2014.
  For the second quarter of fiscal 2015, net income was approximately $141,000, or $0.01 per share, compared to net loss of $(202,000), or $(0.01) per share for the second quarter of fiscal 2014.
  Gross margin was 38% in the second quarter of fiscal 2015 compared to 43% in the second quarter last year.
  EBITDA was $294,000 in the second quarter of fiscal 2015 compared to $4,000 in the second quarter last year.

Jim Gaynor, President and Chief Executive Officer of LightPath, commented, "Order bookings continued to improve broadly across our business, up 8% in the second quarter of fiscal 2015 compared to the second quarter of last year, and up 5% from the first quarter of fiscal 2015. Infrared bookings also increased significantly, up 563% in the second quarter of fiscal 2015 compared to the second quarter last year and up 31% from the first quarter of fiscal 2015. Total revenue grew to $3.4 million in the second quarter, up 29% from the first quarter of fiscal 2015 and approximately 15% as compared to the second quarter of fiscal 2014."

"We remain vigilant in our efforts to improve our profitability and ultimately benefit from the leverage in our business, which is the primary reason we opened a second facility in China with a lower cost basis than our other manufacturing locations. However, while we are transitioning work to the new Zhenjiang facility, margins have been temporarily pressured. Gross margin for the second quarter of fiscal 2015 was 38%, impacted by severance costs incurred as we accelerated the transition from our Shanghai facility to our new facility in Zhenjiang, China. We are ahead of schedule in terms of transferring our manufacturing operations. Essentially all manufacturing operations are now moved to Zhenjiang. Over the course of the last two quarters, we have reduced our headcount in Shanghai from 121 to 29. Our sales, development engineering, and some administrative functions, including purchasing and customs support will remain at our Shanghai facility. SG&A costs included $277,000 of non-recurring costs for fees incurred for outside professional services for certain strategic growth initiatives and possible acquisition opportunities and $23,000 of severance costs for terminated employees. If we exclude the non-recurring costs incurred for transitioning between China locations and severance costs from the calculation, our gross margin in the second quarter, as adjusted, would have been 41%."

Mr. Gaynor continued, "With the momentum through the first half of the year, the strategic initiatives we announced earlier this week for our aspheric lens and infrared lens businesses, the higher growth contributions from our infrared business, and our anticipated margin improvements, we are well positioned for substantial improvements in our profitability and cash flow generation going forward."

Financial Results for Three Months Ended December 31, 2014

Revenue for the second quarter of fiscal 2015 totaled approximately $3.4 million, which was an increase of $445,000, or 15%, as compared to the same period of the prior fiscal year. The increase from the second quarter of the prior fiscal year is attributable to an increase in sales of precision molded lenses and an increase in sales of infrared products.

The gross margin as a percentage of revenue in the second quarter of fiscal 2015 was 38%, compared to 43% in the second quarter of fiscal 2014. Total manufacturing costs of $2.1 million increased by approximately $415,000 in the second quarter of fiscal 2015 compared to the same period of the prior fiscal year given the higher revenue levels. We also incurred additional costs due to higher wages associated with the overlapping manufacturing workforces during the transition of production between the Company's two facilities in China and severance for terminated Shanghai staff as production was moved to the Zhenjiang facility.

During the second quarter of fiscal 2015, total costs and expenses increased by approximately $249,000 compared to the same period of the prior year. The increase was due to the addition of approximately $277,000 in professional services fees in support of strategic growth initiatives, $23,000 of severance to terminated employees, offset by ongoing management of expenses. Total operating loss for the second quarter of fiscal 2015 was approximately $(405,000), compared to an operating loss of approximately $(186,000) for the same period in fiscal 2014.

In the second quarter of fiscal 2015, the Company recognized non-cash income of approximately $535,000 related to the change in the fair value of warrant liability issued in connection with the June 2012 private placement. In the second quarter of fiscal 2014, the Company recognized non-cash expense of approximately $35,000 related to the change in the fair value of these warrants. The warrants have a five year life and this fair value will be re-measured each reporting period until the warrants are exercised or expire.

Net income for the second quarter of fiscal 2015 was approximately $141,000 (including the $535,000 non-cash income for the change in value of the warrant liability) or $0.01 per basic and diluted common share, compared with a net loss of $(202,000) (including the $35,000 non-cash expense for the change in value of the warrant liability) or $(0.01) per basic and diluted common share for the same period in fiscal 2014. Weighted-average basic shares outstanding increased to 14,305,985 in the second quarter of fiscal 2015 compared to 13,863,865 in the second quarter of fiscal 2014 primarily due to the issuance of shares of common stock for the employee stock purchase plan.

Adjusted earnings before interest, taxes, depreciation, amortization and change in fair value of warrant liability ("Adjusted EBITDA") for the second quarter of fiscal 2015 was approximately ($240,000) compared to approximately $39,000 in the second quarter of fiscal 2014. The difference in Adjusted EBITDA between periods was principally caused by a higher net loss recognized in the six months ended December 31, 2014, as well as lower depreciation, offset by higher income related to the change in the fair value of our warrant liability with respect to the June 2012 Warrants during the six months ended December 31, 2014.

Financial Results for Six Months Ended December 31, 2014

Revenue for the first half of fiscal 2015 totaled approximately $6.0 million, an increase of $239,000, or 4%, as compared to the same period of the prior fiscal year. The increase from the first half of the prior fiscal year was attributable to an increase in sales of precision molded lenses and a 158% increase in sales of infrared products.

The gross margin percentage in the first half of fiscal 2015 was 38%, compared to 45% in the first half of fiscal 2014. Total manufacturing costs of $3.7 million increased by approximately $550,000 in the first half of fiscal 2015 compared to the same period of the prior fiscal year given the higher revenue levels. We also incurred additional costs due to higher wages associated with the ramp-up in infrared production, the overlapping manufacturing workforces during the transition of production between the two China facilities, severance for terminated Shanghai staff as production was moved to the Zhenjiang facility.

During the first half of fiscal 2015, total costs and expenses increased by approximately $356,000 compared to the same period of the prior year. The increase was primarily due to an increase of approximately $268,000 in professional services fees in support of strategic growth initiatives and $173,000 in wages, partially offset by $88,000 in lower stock compensation expense. Total operating loss for the first half of fiscal 2015 was approximately $(915,000) compared to an operating loss of approximately $(248,000) for the same period in fiscal 2014.

In the first half of fiscal 2015, the Company recognized non-cash income of approximately $481,000 related to the change in the fair value of warrant liability issued in connection with the June 2012 private placement. In the first half of fiscal 2014, the Company recognized non-cash expense of approximately $54,000 related to the change in the fair value of these warrants. The warrants have a five year life and this fair value will be re-measured each reporting period until the warrants are exercised or expire.

Net loss for the first half of fiscal 2015 was approximately $(438,000) (including the $481,000 non-cash income for the change in value of the warrant liability) or $(0.03) per basic and diluted common share, compared with a net loss of $(282,000) (including the $54,000 non-cash expense for the change in value of the warrant liability) or $(0.02) per basic and diluted common share for the same period in fiscal 2014. Weighted-average basic shares outstanding increased to 14,297,807 in the first half of fiscal 2015 compared to 13,715,789 in the first half 2014 primarily due to the issuance of shares of common stock for the employee stock purchase plan.

Cash and cash equivalents totaled approximately $795,000 as of December 31, 2014. Subsequent to the end of the second quarter of fiscal 2015, we received gross proceeds of approximately $1.3 million from the sale of common stock to Pudong Science & Technology Investment (Cayman) Co. Ltd. The current ratio as of December 31, 2014 was 2.3 to 1 compared to 3.0 to 1 as of June 30, 2014. Total stockholders' equity as of December 31, 2014 totaled approximately $7.0 million compared to $7.3 million as of June 30, 2014.

As of December 31, 2014, the Company's 12-month backlog was $5.6 million, compared to $4.3 million as of June 30, 2014, an increase of approximately 31%, and $5.3 million at September 30, 2014, an increase of approximately 5%.

Investor Conference Call and Webcast Details:

LightPath will host an audio conference call and webcast on Thursday, February 5, at 4:30 p.m. ET to discuss the Company's financial and operational performance for the second quarter of fiscal 2015.

Date: Thursday, February 5, 2015
Time: 4:30 p.m. (ET)
Dial-in Number: 1-800-860-2442
International Dial-in Number: 1-412-858-4600
Webcast: http://services.choruscall.com/links/lpth150205.html

It is recommended that participants dial-in approximately 5 to 10 minutes prior to the start of the 4:30 p.m. call. A transcript archive and webcast of the event will be available for viewing or download on the Company web site shortly after the call is concluded.

About LightPath Technologies

LightPath Technologies, Inc. (NASDAQ: LPTH) provides optics and photonics solutions for the industrial, defense, telecommunications, testing and measurement, and medical industries. LightPath designs, manufactures, and distributes optical and infrared components including molded glass aspheric lenses and assemblies, infrared lenses and thermal imaging assemblies, fused fiber collimators, and gradient index GRADIUM® lenses. LightPath also offers custom optical assemblies, including full engineering design support. For more information, visit www.lightpath.com.

The discussions of our results as presented in this release include use of non-GAAP terms "EBITDA" and "gross margin." Gross margin is determined by deducting the cost of sales from operating revenue. Cost of sales includes manufacturing direct and indirect labor, materials, services, fixed costs for rent, utilities and depreciation, and variable overhead. Gross margin should not be considered an alternative to operating income or net income, which is determined in accordance with Generally Accepted Accounting Principles ("GAAP"). We believe that gross margin, although a non-GAAP financial measure is useful and meaningful to investors as a basis for making investment decisions. It provides investors with information that demonstrates our cost structure and provides funds for our total costs and expenses. We use gross margin in measuring the performance of our business and have historically analyzed and reported gross margin information publicly. Other companies may calculate gross margin in a different manner.

EBITDA is a non-GAAP financial measure used by management, lenders and certain investors as a supplemental measure in the evaluation of some aspects of a corporation's financial position and core operating performance. Investors sometimes use EBITDA as it allows for some level of comparability of profitability trends between those businesses differing as to capital structure and capital intensity by removing the impacts of depreciation, amortization, and interest expense. EBITDA also does not include changes in major working capital items such as receivables, inventory and payables, which can also indicate a significant need for, or source of, cash. Since decisions regarding capital investment and financing and changes in working capital components can have a significant impact on cash flow, EBITDA is not a good indicator of a business's cash flows. We use EBITDA for evaluating the relative underlying performance of the Company's core operations and for planning purposes. We calculate EBITDA by adjusting net income or loss to exclude net interest expense, income tax expense or benefit, depreciation and amortization, thus the term "Earnings Before Interest, Taxes, Depreciation and Amortization" and the acronym "EBITDA."

We calculate Adjusted EBITDA by adjusting net income or loss to exclude net interest expense, income tax expense or benefit, depreciation and amortization, and the change in fair value of warrant liability, thus the term "Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization" and the acronym "Adjusted EBITDA".

This news release includes statements that constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding our ability to expand our presence in certain markets, future sales growth, continuing reductions in cash usage and implementation of new distribution channels. This information may involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, factors detailed by LightPath Technologies, Inc. in its public filings with the Securities and Exchange Commission. Except as required under the federal securities laws and the rules and regulations of the Securities and Exchange Commission, we do not have any intention or obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

(tables follow)

                        LIGHTPATH TECHNOLOGIES, INC.
                        Consolidated Balance Sheets

                                                (Unaudited)
                                                December 31,     June 30,
                     Assets                         2014           2014
                                               -------------  -------------
Current assets:
  Cash and cash equivalents                    $     795,104  $   1,197,080
  Trade accounts receivable, net of allowance
   of $5,001 and $5,801                            2,411,070      2,472,876
  Inventories, net                                 3,310,436      3,322,983
  Other receivables                                  199,160        199,976
  Prepaid expenses and other assets                  324,448        298,203
                                               -------------  -------------
    Total current assets                           7,040,218      7,491,118
  Property and equipment, net                      3,308,204      3,173,905
  Other assets                                        27,737         27,737
                                               -------------  -------------
      Total assets                             $  10,376,159  $  10,692,760
                                               =============  =============
      Liabilities and Stockholders' Equity
Current liabilities:
  Accounts payable                             $   1,901,501  $   1,809,532
  Accrued liabilities                                114,843        124,582
  Accrued payroll and benefits                       580,625        477,623
  Deferred revenue                                     3,500              -
  Loan payable, current portion                      473,451         54,982
  Capital lease obligation, current portion            4,095          6,196
                                               -------------  -------------
    Total current liabilities                      3,078,015      2,472,915

Capital lease obligation, less current portion         4,973          6,270
Deferred rent                                         34,221         76,490
Warrant liability                                    250,605        731,431
Loan payable, less current portion                         -        109,963
                                               -------------  -------------
      Total liabilities                            3,367,814      3,397,069
                                               -------------  -------------

Stockholders' equity:
  Preferred stock: Series D, $.01 par value,
   voting;
    5,000,000 shares authorized; none issued
     and outstanding                                       -              -
  Common stock: Class A, $.01 par value,
   voting;
    40,000,000 shares authorized; 14,304,283
     and 14,293,305 shares issued and
     outstanding, respectively                       143,043        142,933
  Additional paid-in capital                     211,963,328    211,812,134
  Accumulated other comprehensive income              50,868         51,681
  Accumulated deficit                           (205,148,894)  (204,711,057)
                                               -------------  -------------
      Total stockholders' equity                   7,008,345      7,295,691
                                               -------------  -------------
      Total liabilities and stockholders'
       equity                                  $  10,376,159  $  10,692,760
                                               =============  =============

                        LIGHTPATH TECHNOLOGIES, INC.
       Consolidated Statements of Operations and Comprehensive Income
                                (Unaudited)

                            Three months ended          Six months ended
                               December 31,              December 31,
                             2014         2013         2014         2013
                         -----------  -----------  -----------  -----------
Product sales, net       $ 3,352,958  $ 2,907,869  $ 5,956,267  $ 5,717,581
Cost of sales              2,082,769    1,667,865    3,708,444    3,158,507
                         -----------  -----------  -----------  -----------
      Gross margin         1,270,189    1,240,004    2,247,823    2,559,074
Operating expenses:
  Selling, general and
   administrative          1,325,058    1,154,387    2,469,293    2,231,009
  New product development    350,147      263,718      693,859      558,673
  Amortization of
   intangibles                     -        8,217            -       16,434
  Loss on disposal of
   property and equipment          -           40          218        1,098
                         -----------  -----------  -----------  -----------
      Total costs and
       expenses            1,675,205    1,426,362    3,163,370    2,807,214
                         -----------  -----------  -----------  -----------
      Operating loss        (405,016)    (186,358)    (915,547)    (248,140)
Other income (expense):
  Interest expense            (6,762)        (248)     (10,131)        (420)
  Interest expense - debt
   costs                        (625)      (4,997)     (13,270)     (10,047)
  Change in fair value of
   warrant liability         534,784      (35,013)     480,826      (53,965)
  Other expense, net          18,832       24,583       20,285       30,194
                         -----------  -----------  -----------  -----------
  Total other income
   (expense), net            546,229      (15,675)     477,710      (34,238)
                         -----------  -----------  -----------  -----------
  Net income (loss)      $   141,213  $  (202,033) $  (437,837) $  (282,378)
                         ===========  ===========  ===========  ===========
Income (loss) per common
 share (basic)           $      0.01  $     (0.01) $     (0.03) $     (0.02)
                         ===========  ===========  ===========  ===========
Number of shares used in
 per share calculation
 (basic)                  14,305,985   13,863,865   14,297,807   13,715,789
                         ===========  ===========  ===========  ===========
Income (loss) per common
 share (diluted)         $      0.01  $     (0.01) $     (0.03) $     (0.02)
                         ===========  ===========  ===========  ===========
Number of shares used in
 per share calculation    15,419,925   13,863,865   14,297,807   13,715,789
                         ===========  ===========  ===========  ===========
(diluted)
Foreign currency
 translation adjustment         (345)       4,106         (813)      13,795
                         -----------  -----------  -----------  -----------
      Comprehensive
       income (loss)     $   140,868  $  (197,927) $  (438,650) $  (268,583)
                         ===========  ===========  ===========  ===========

                        LIGHTPATH TECHNOLOGIES, INC.
                   Consolidated Statements of Cash Flows
                                (Unaudited)

                                                      Six months ended
                                                        December 31,
                                                 --------------------------
                                                     2014          2013
                                                 ------------  ------------
Cash flows from operating activities
Net loss                                         $   (437,837) $   (282,378)
Adjustments to reconcile net loss to net cash
 provided by (used in) operating activities:
  Depreciation and amortization                       275,222       424,490
  Interest from amortization of debt costs             13,270        10,047
  Loss on disposal of property and equipment              218         1,098
  Stock based compensation                            138,075       227,646
  Provision for doubtful accounts receivable          (13,784)        5,813
  Change in fair value of warrant liability          (480,826)       53,965
  Deferred rent                                       (42,269)      (79,586)
Changes in operating assets and liabilities:
  Trade accounts receivables                           75,590      (211,965)
  Other receivables                                       816       100,000
  Inventories                                          12,547      (589,741)
  Prepaid expenses and other assets                   (39,515)     (157,911)
  Accounts payable and accrued liabilities            185,232       282,468
  Deferred revenue                                      3,500        (1,966)
                                                 ------------  ------------
      Net cash used in operating activities          (309,761)     (218,020)
Cash flows from investing activities
  Purchase of property and equipment                 (409,739)     (942,408)
                                                 ------------  ------------
Cash flows from financing activities
  Proceeds from sale of common stock from              13,229         2,512
   employee stock purchase plan
  Proceeds from exercise of warrants, net of                      1,538,808
   costs                                                    -
  Payments on loan payable                           (205,271)            -
  Payments on capital lease obligations                (3,398)       (4,612)
  Borrowings on loan payable                          513,777             -
                                                 ------------  ------------
      Net cash provided by financing activities       318,337     1,536,708
Effect of exchange rate on cash and cash                 (813)       13,795
 equivalents
                                                 ------------  ------------
Change in cash and cash equivalents                  (401,976)      390,075
Cash and cash equivalents, beginning of period      1,197,080     1,565,215
                                                 ------------  ------------
Cash and cash equivalents, end of period         $    795,104  $  1,955,290
                                                 ============  ============

Supplemental disclosure of cash flow information:
  Interest paid in cash                          $     10,131  $        420
  Income taxes paid                                     1,036         2,166
  Vesting of restricted stock units                         -        (1,912)
Supplemental disclosure of non-cash investing &
 financing activities:
  Purchase of equipment through capital lease                        12,972
   arrangement                                              -
  Reclassification of tooling costs to inventory            -       425,626
  Reclassification of warrant liability upon                        277,070
   exercise                                                 -

                         LIGHTPATH TECHNOLOGIES, INC.
               Consolidated Statement of Stockholders' Equity
                     Six Months Ended December 31, 2014
                    (Unaudited)

                                          Accumu-
                                           lated
               Class A        Additional   Other
                                          Compre-                  Total
             Common Stock       Paid-in   hensive  Accumulated Stockholders'
         -------------------
           Shares    Amount     Capital    Income    Deficit       Equity
         ---------- -------- ------------ ------- -------------  ----------
Balance
 at June
 30,
 2014    14,293,305 $142,933 $211,812,134 $51,681 $(204,711,057) $7,295,691
Issuance
 of
 common
 stock
 for:
 Employee
  stock
  purchase
  plan       10,978      110       13,119       -             -      13,229
Stock
 based
 compen-
 sation
 on stock
 options
 and
 restric-
 ted
 stock
 units            -        -      138,075       -             -     138,075
Net loss          -        -            -       -      (437,837)   (437,837)
Foreign
 currency
 transla-
 tion
 adjust-
 ment             -        -            -    (813)            -        (813)
         ---------- -------- ------------ ------- -------------  ----------
Balance
 at
 December
 31,
 2014    14,304,283 $143,043 $211,963,328 $50,868 $(205,148,894) $7,008,345
         ========== ======== ============ ======= =============  ==========

                 LIGHTPATH TECHNOLOGIES, INC.
                            EBITDA

                                (Unaudited)
                            Three months ended         Six months ended
                               December 31,              December 31,
                             2014         2013         2014         2013
                         -----------  -----------  -----------  -----------

Net income (loss)        $   141,213  $  (202,033) $  (437,837) $  (282,378)
Depreciation and
 amortization                145,899      200,542      275,222      424,490
Interest expense               7,387        5,245       23,401       10,467
                         -----------  -----------  -----------  -----------
  EBITDA                 $   294,499  $     3,754  $  (139,214) $   152,579
Change in fair value of
 warrant liability          (534,784)      35,013     (480,826)      53,965
                         -----------  -----------  -----------  -----------
    Adjusted EBITDA      $  (240,285) $    38,767  $  (620,040) $   206,544
                         ===========  ===========  ===========  ===========

Contacts:
Jim Gaynor
President & CEO
LightPath Technologies, Inc.
Tel: 407-382-4003
jgaynor@lightpath.com
Web: www.lightpath.com

Dorothy Cipolla
CFO
LightPath Technologies, Inc.
Tel: 407-382-4003 x305
dcipolla@lightpath.com
Web: www.lightpath.com

Jordan Darrow
Darrow Associates, Inc.
Tel: 631-367-1866
jdarrow@darrowir.com
Web: www.darrowir.com